EXHIBIT 99.1

Contact:
Meredith H. Bandy, CFA
Vice President, Investor Relations & Corporate Communications
216-676-2699

GrafTech Announces Appointment of New Board Member

BROOKLYN HEIGHTS, Ohio – March 21, 2019 - GrafTech International Ltd. (NYSE:EAF) today announced that its Board of Directors has increased its size to provide for an additional director and appointed Ms. Catherine L. Clegg as director of the Company. The Board is now comprised of eight directors of which four are independent with the addition of Ms. Clegg, whose term expires in 2021.

“I am pleased to welcome the newest member of our Board of Directors,” said Chairman Denis Turcotte. “Ms. Clegg’s extensive experience as a senior automotive industry executive with General Motors Company provides valuable insights into operations, engineering, labor relations, public policy, and cultural transformation.”

Since 2017 Ms. Clegg has been the Vice President, Business Intelligence, Global Public Policy, where she leads policy analysis and strategy, developing and aligning business priorities in the context of government policy initiatives in key countries and regions around the world. Ms. Clegg previously led GM’s manufacturing operations and labor relations in the US, Canada, and Mexico as Vice President North America Manufacturing & Labor Relations from 2014 to 2017. She also served as Vice President Global Manufacturing Engineering from 2013 to 2014 and Vice President GMNA Labor Relations from 2010 to 2013.

Ms. Clegg received her undergraduate degree from Eastern Michigan University and her MBA from University of Virginia Colgate Darden Graduate School of Business Administration. Ms. Clegg also earned a Master of Arts in Advanced Leadership Studies and completed extensive advanced coursework on Organizational Leadership at Indiana Wesleyan University, as well as executive education at Harvard University and Stanford University.

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (or EAF) steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing, which is currently in limited supply. This unique position provides competitive advantages in product quality and cost.